Exhibit 10.1
CHECKFREE CORPORATION
2008 INCENTIVE COMPENSATION PLAN
ESTABLISHMENT OF PLAN
     1.1 Plan Adoption. CheckFree Corporation, a Delaware Corporation (“Corporation”), hereby adopts the CheckFree 2008 Incentive Compensation Plan (“Plan”). The Plan shall become effective upon the date provided in Section 8.1 of the Plan (the “Effective Date”) and shall remain in effect for a period of 5 years from such approval, subject to the right of the Board of Directors to amend or terminate the Plan.
     1.2 Purpose. The purpose of the Plan is to optimize the growth and profitability of the Corporation by providing to Key Associates incentives that encourage, recognize, and reward exceptional levels of corporate, business unit, or individual performance. The Plan’s intent is to use award dollars as a clear communication vehicle linking the interests of eligible Key Associates with the interests of the Corporation by establishing a direct link between performance and incentive payments.
DEFINITIONS
     The following terms used in the Plan shall have the meanings set forth below.
     2.1 “Associate” means any full-time, active employee of the Corporation.
     2.2 “Award” means, individually or collectively, a grant under this Plan of an opportunity to earn a cash bonus payment upon the terms and conditions set forth in the action of the Committee granting the Award.
     2.3 “Change in Control” of the Corporation shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
          (a) Any Person (other than a Person in control of the Corporation as of the Effective Date of the Plan, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of voting securities of the Corporation) becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing a majority of the combined voting power of the Corporation’s then outstanding securities; or
          (b) The consummation of: (i) a plan of complete liquidation of the Corporation; or (ii) an agreement for the sale or disposition of all or substantially all the Corporation’s assets; or (iii) a merger, consolidation, or reorganization of the Corporation with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
          For purposes of this definition of Change in Control, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, and “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor federal income tax law, along with related rules, regulations, and interpretations.

     2.5 “Committee” has the meaning set forth in Section 3.1 herein.
     2.6 “Corporation” means CheckFree Corporation, a Delaware corporation, together with any parent, subsidiary or successor thereto.
     2.7 “Director” means any individual who is a member of the Board of Directors of the Corporation.
     2.8 “Disability” means any injury of the body or any disorder of the body or mind which renders the Participant unable to perform the material and substantial duties of his regular employment by the Corporation at the time of his termination of employment with the Corporation. The Corporation’s determination that a termination of employment was not due to Disability may be disputed by a Participant for purposes of determining any Award payable under Section 5.4 of this Plan upon written notice to the Corporation’s Chief Financial Officer within 30 days after the Participant’s termination of employment. If so disputed, the Corporation will promptly select a physician, the Participant will promptly select a physician, and the physicians so selected will select a third physician (“Independent Physician”) who will make a binding determination of Disability. The Participant will make himself available for and submit to examinations by such physicians as may be directed by the Corporation. Failure of the Participant to submit to any examination or failure of the Independent Physician to render his determination within 90 days of the date of the notice that the Participant disputed the Corporation’s determination shall constitute acceptance of the Corporation’s determination as to Disability.
     2.9 “Effective Date” shall have the meaning ascribed to such term in Section 8.1 hereof.
     2.10 “Key Associate” means any Associate designated by the Committee as a key associate who performs a significant policy-making function for the Corporation, including without limitation members of the Corporation’s Executive Committee and those officers of the Corporation designated by its Board of Directors as officers for purposes of Section 16 of the Exchange Act.
     2.11 “Participant” means any Key Associate who has outstanding an Award granted under the Plan.
     2.12 “Payment Date” means the date that an Award is paid to the Participant.
     2.13 “Parent” means any corporation, partnership, joint venture or other entity which has a majority voting interest in the Corporation.
     2.14 “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Corporation has a majority voting interest.
ADMINISTRATION
     3.1 The Committee. The Plan will be administered by the Compensation Committee (“Committee”) of the Board of Directors of the Corporation.
     3.2 Authority. The Committee shall have the full power to select Key Associates who shall participate in the Plan; determine the size, terms and conditions of Awards in a manner consistent with the Plan; interpret and construe the Plan; and adopt such rules, regulations, and procedures for the administration of the Plan as the Committee deems necessary or advisable.
     3.3 Decisions Binding. The Committee’s interpretations of the Plan, and all decisions and determinations made by the Committee, shall be conclusive and binding on all parties, including the Corporation and any Participant or other person claiming a right to payment with respect to an Award under the Plan.
ELIGIBILITY

     4.1 Associates. All persons deemed by the Committee to be Key Associates are eligible to be granted Awards under the Plan.
     4.2 Partial Year Participation. Persons who become Key Associates of the Corporation after the date of the Committee’s initial grant of Awards but prior to the end of the fiscal year, whether due to promotion, transfer or initial commencement of employment with the Corporation, may be granted Awards by the Committee on a partial year basis. In each such case, the Committee shall specify the terms and conditions of such Award, including any pro rata allocations of the performance measures to such partial year Participants.
AWARDS
     5.1 Performance Measures. For each fiscal year, the Committee shall first establish written annual or other performance goals based on any one or more of the following objective performance measures: revenues, market share, earnings per share (actual or targeted growth), income or loss from operations, income or loss before taxes, income or loss before extraordinary items, income or loss before taxes and extraordinary items, net income or loss, net income or loss per common share, cash flow, free cash flow, price of the Corporation’s common stock, shareholder return, return on equity, return on investment, return on capital, economic profit, or economic value added. Subject to the terms of the Plan, each of the performance goals may be defined by the Committee on a corporate, affiliate, business unit or individual basis, and may include or exclude specified extraordinary or non-recurring items identified in Section 5.7 of this Plan, and may be measured before or after applicable taxes. Each performance goal shall have a minimum performance standard below which no payments will be made. The performance goals may be based on an analysis of historical performance and growth expectations, financial results of other comparable businesses, and progress towards achieving the Corporation’s long-range strategic plan for the business. The performance goals and determination of results shall be based entirely on objective measures for all Key Associates.
     5.2 Grant of Performance Awards. Performance goals based on the pre-established performance measures and the potential Awards that will be payable upon attainment of those performance goals, expressed as a percentage of base salary as of July 1 of each fiscal year, will be established in writing by the Committee not later than 90 days after the commencement of the fiscal year to which the goals relate and, for performance periods shorter than one year, prior to the completion of 25% of such period. The target incentive compensation percentage for each selected Participant will be based on the level and functional responsibility of his or her position, size of the business for which the Participant is responsible, and competitive practices. Performance goals may differ for Awards granted to any one Participant or to different Participants. The Committee may determine that any Award shall be based on more than one performance measure. The Committee may increase or decrease individual awards based upon extraordinary circumstances.
     5.3 Award Agreements. The Committee may require that any Award be evidenced by a written agreement which may contain such terms and conditions as the Committee may require. In the event of any conflict between such Award agreements and the Plan, however, the terms of the Plan shall control.
     5.4 Payment of Awards. Unless payment is deferred as provided in Section 5.6, Awards will be payable in cash, annually, after the date the Corporation’s audited financial statements have been certified by the Corporation’s auditor for the relevant fiscal year of computation. Notwithstanding the foregoing, Awards will be paid no later than the 15th day of the third month after the fiscal year in which the Award was earned. No Award will be paid to any Participant who is not employed by the Corporation on the Payment Date, provided, however, the Participant shall be paid in accordance with Sections 6.1 and 6.2 in the event that a Change in Control of the Corporation has occurred during the fiscal year; provided further, in the event of a Participant’s death or a termination of a Participant’s employment by the Corporation prior to the last day of the fiscal year by reason of Disability, the Participant or his estate shall be paid, at the same time that other Awards are paid, an amount based upon the actual achievement of the relevant performance objectives for that fiscal year, pro-rated for the number of days that elapsed within the fiscal year prior to such termination of employment. Awards are subject to income and other payroll tax withholding by the Corporation.
     5.5 Maximum Award. The annual Award payable to any Participant under the Plan shall not exceed $2 million.
     5.6 Deferrals. The Committee may permit a Participant to defer such Participant’s receipt of payment of an Award that would otherwise be due to the Participant. In any such case, the Committee shall, in its sole discretion, determine the rules and procedures for such deferral.
     5.7 Adjustment of Awards Upon the Occurrence of Certain Unusual or Non-Recurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards by including or excluding unusual or non-recurring events whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Such unusual or non-recurring events shall include without limitation the following:
(a)	the gain, loss, income or expense resulting from changes in generally accepted accounting principles that become effective during the Performance period or any previous period;

(b)	the gain, loss, income or expense reported publicly by the Corporation that are extraordinary in nature;

(c)	the impact of other specified nonrecurring events;

(d)	the gain or loss resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets or discontinued operations, categories or segments;

(e)	the gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;

(f)	the impact of impairment of tangible or intangible assets;

(g)	the impact of restructuring or business recharacterization activities, including, without limitation, reductions in force, that are reported publicly by the Corporation;

(h)	the impact of investments or acquisitions made during the Performance Period, or to the extent provided by the Committee, any prior period;

(i)	the loss from political and legal changes that impact the operations of the Corporation, including, without limitation, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption and regulatory requirements;

(j)	retained and uninsured losses from natural catastrophes;

(k)	currency fluctuations;

(l)	the expense relating to the issuance of stock options and/or other stock based compensation;

(m)	the expense relating to the early retirement of debt;

(n)	the impact of the conversion of convertible debt securities; or

(o)	the impact of other nonrecurring events specified in the time provided under Section 5.2 of this Plan.
CHANGE IN CONTROL
     6.1 Pro Rata Awards. In the event of a Change in Control of the Corporation, there shall be paid out to Participants an amount based upon an assumed achievement of the relevant performance objectives at the 100% target level for the fiscal year, pro rated for the number of days that elapsed within the fiscal year prior to the Change in Control.
     6.2 Payment. Not later than 30 days following the effective date of the Change in Control, the pro rata payments provided in Section 6.1 hereof shall be paid to all Participants of the Plan who are employed by the Corporation on the day immediately preceding the day when the Change in Control becomes effective, and following such payment, the Corporation or any successor thereto shall have no further obligations under this Plan.
MISCELLANEOUS
     7.1 Guidelines. From time to time the Committee may adopt written guidelines for implementation and administration of the Plan.
     7.2 No Right to Awards. No Associate or other person shall have the right to be selected to receive an Award under the Plan or, if so selected, to be selected to receive a future Award.
     7.3 Non-Funded Plan. The Corporation will not be required to establish any special or separate fund or make any other segregation of assets to assure the payment of any award under the Plan, and all Participants shall be general unsecured creditors with respect to any Awards payable to them.
     7.4 Non-Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
     7.5 Expenses of Plan. The costs and expenses of administering the Plan will be borne by the Corporation.
     7.6 Tax Withholding. The Corporation shall have the right to withhold any foreign, federal, state or local taxes as required by law.
     7.7 Limitation on Rights Conferred. Nothing in the Plan, in any Award, or in any action taken under the Plan shall confer on any Participant the right to become or continue to be an employee of the Corporation or interfere in any way with the right of the Corporation to terminate such Participant’s employment at any time.
     7.8 Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any awards made under the Plan shall be determined in accordance with the laws of the state of Delaware without giving effect to principles of conflicts of laws, and any applicable federal law.
     7.9 Successors. All obligations under the Plan shall be binding upon and inure to the benefit of any successor of the Corporation, whether such successor is the result of a direct or indirect purchase of all or substantially all of the business and assets of the Corporation or a merger, consolidation, or reorganization, or otherwise.

     7.10 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
EFFECTIVE DATE; AMENDMENT; TERMINATION
     8.1 Effective Date. The Plan is effective as of July 26, 2007.
     8.2 Amendment; Termination. The Corporation may at any time terminate or, from time to time, amend the Plan by action of the Board of Directors or by action of the Committee without stockholder approval unless such approval is required to satisfy the applicable provisions of any relevant laws. No amendment or termination of the Plan shall, without the written consent of the Participant, materially and adversely affect the rights of the Participant under any previously granted and outstanding Award.

CHECKFREE CORPORATION
By:	/s/ Peter J. Kight
Peter J. Kight, Chairman and Chief Executive Officer

Adopted: July 26, 2007